Exhibit 10.21

LICENSE AGREEMENT

This LICENSE AGREEMENT (the "Agreement") is made as of September 15, 2020 (the "Effective Date") by and between Rezolute Inc., a Delaware corporation having its principal place of business at 201 Redwood Shores Parkway, Suite 315, Redwood City, California 94065, USA ("Rezolute"), and Handok Inc., a company registered under the laws of Republic of Korea, and having a registered office at 132 Teheran-ro, Gangnam-gu, Seoul 06235, Korea ("Handok"), on its own behalf and on behalf of its Affiliates. Rezolute and Handok may, from time to time, be individually referred to as a "Party" and collectively referred to as the "Parties".

RECITALS

WHEREAS, Rezolute is developing novel biopharmaceutical candidates for metabolic and orphan diseases including the Products (defined below);

WHEREAS, Handok possesses the resources and facilities to develop, register, import, distribute and promote pharmaceutical products in the Territory; and

WHEREAS, Handok wishes to obtain exclusive licenses for the Products in the Territory to develop, register and commercialize the Products, as fully described in this Agreement below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable considerations, the receipt of which is hereby acknowledged, the Parties hereto mutually agree as follows:

1.	Definitions

1. 1              "Affiliate" shall mean, with respect to a party to this Agreement, any corporation, limited liability company or other business entity controlling, controlled by or under common control with such party, for so long as such relationship exists. For the purposes of this definition, control shall mean: (a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity (or such lesser percent as may be the maximum that may be owned pursuant to applicable law of the country of incorporation or domicile), as applicable.

1.2              "Calendar Year" shall mean any twelve (12) month period commencing on January 1.

1.3              "Compounds" shall mean any pharmaceutical compounds developed or to be developed by Rezolute or its Affiliates including without limitation, RZ402 and RZ358.

1.4               "Commercially Reasonable Efforts" shall mean efforts and resources normally used by a Party for a Product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life cycle, taking into account issues of safety and efficacy, product profile, product competitiveness of the marketplace, the proprietary position of the Compound or Product, the regulatory and reimbursement structure involved, the profitability of the applicable products and other relevant factors.

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1.5              "Confidential Information" shall have the meaning set forth in Section 12.1.

1.6              "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

1.7              "Field" shall mean all therapeutic indications in human.

1.8              "First Commercial Sale" shall mean, with respect to any Product, the first receipt from sales of such Product by Handok and its Affiliates to a Third Party in the Territory after all required marketing and pricing approvals have been granted by the governing authorities in the Territory. "First Commercial Sale" shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the approval of the NDA/BLA.

1.9              "Force Majeure" means any event beyond the reasonable control of the affected Party including, but not limited to, embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, fire, floods, earthquakes or other acts of nature; or acts, omissions or delays in acting by any governmental authority (including, but not limited to, the refusal of the competent government agencies to issue required regulatory approvals due to reasons other than the affected Party's negligence or willful misconduct or any other cause within the reasonable control of the affected Party), and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

1.10           "Invention" shall mean any new or useful method, process, manufacture, compound or composition of matter, whether or not patentable or copyrightable, or any improvement thereof.

1.11           "Joint Development Committee" or "JDC" shall mean the entity organized and acting pursuant to Section 4.

1.12           "Know-How" shall mean unpatented technical and other information which is not in the public domain including information comprising or relating to discoveries, inventions, data, designs, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know-How includes rights protecting Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.

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1.13           "MFDS" shall mean Korea Ministry of Food and Drug Safety, or any successor thereto.

1.14           "MRP" shall mean the maximum reimbursement price by the National Health Insurance issued by the Ministry of Health and Welfare pursuant to the National Health Insurance Act.

1.15           "NDA/BLA" shall mean a new drug application or a biologic license application filed with the MFDS or the FDA for authorization for marketing a Product.

1.16           "Net Selling Price" shall mean "the applicable MRP of the relevant Licensed Product divided by(÷) one and one-tenth (1.1) and multiplied by (x) ninety-five percent (95%)". In the event there is a significant change to the MRP of the Licensed Products, the Parties may adjust the Transfer Price (as defined hereinafter) upon agreement in writing between the Parties.

1.17           "Patents" shall mean all letters patent and patent applications throughout the Territory, as well as any and all substitutions, extensions, renewals, continuations, continuations in-part, divisions, patents-of-addition and/or reissues thereof.

1.18           "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.19             "Products" shall mean all pharmaceutical products in final dosage form containing the Compounds as their active ingredients, developed by Rezolute and/or its Affiliates for any and all human uses and packaged and labeled and is ready for administration.

1.20              "Rezolute Licensed Technology" shall mean all information, data, research results, clinical evaluation results, approval trials data and results as well as all approvals obtained by Rezolute relating to the Products including all Patents owned or controlled by, or licensed to, Rezolute, and all Know-How and Inventions developed, owned or controlled by, or licensed to, Rezolute, on or after the Effective Date, which, by objective standards, is necessary for or may be useful in the development, manufacture, use or sale of the Products in the Field in the Territory, all to the extent that Rezolute has the right to license or otherwise make available such Patents, KnowHow and Inventions to Handok hereunder. A list of all such Patents in existence on the Effective Date is included in Appendix 1 attached hereto.

1.21              "Territory" shall mean the Republic of Korea.

1.22              "Third Party" shall mean any Person other than a Party or an Affiliate of a Party.

1.23              "Trademarks" has the meaning as set forth in Section 7.3.

1.24              "Transfer Price" has the meaning as set forth in Section 6.2.

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2. License Grants

2.1             Licenses

(a) License Scope. Subject to the terms and conditions of this Agreement, Rezolute hereby grants to Handok an exclusive license to develop, import, store, promote, sell, have sold and distribute the Products in the Territory for use in the Field, under the Rezolute Licensed Technology. Rezolute shall not during the Term (a) grant the license under this Section 2.l(a) to any person or legal entity other than Handok, (b) appoint any person or legal entity other than Handok as Rezolute's distributor or agent for any of the Products in the Territory, or (c) import, sell, supply or otherwise provide or deliver any of the Products to any person or legal entity in the Territory other than Handok.

(b) Affiliates. Handok may grant sublicenses under the licenses granted in this Section 2.1 to its Affiliates upon Rezolute's prior written consent, which such consent shall not be unreasonably withheld. Handok shall ensure that any such Affiliate complies with all the terms of this Agreement as if they were a party to this Agreement, and Handok will be liable for the activities of such Affiliates as if such activities were performed by Handok.

2.2               First Right of Refusal. The parties acknowledge that as of the Effective Date, Rezolute is developing some pipelines other than the ones licensed under this Agreement ("Other Pipelines"). Handok shall have the first right of refusal for license in the Territory for any of the Other Pipelines upon Rezolute's decision to out-license the Other Pipelines for the Territory.

3. Development and Commercialization of the Products

3.1               Rezolute shall use its Commercially Reasonable Efforts to develop the Products so as to enable their registration and commercialization. In case Rezolute delays developments for a reasonable cause, Rezolute shall inform Handok of delays and the causes for such delays in developments. If Rezolute delays development of any Product for an extended period of time without a reasonable cause, whether or not such delay has been notified to Handok, both Parties shall discuss the considerations related to the Product.

3.2               Handok shall use its Commercially Reasonable Efforts to commercialize the Products in the Territory. Activities that may be carried out by Handok shall include but not be limited to preparing, submitting and maintaining (including submission of supplementary material) NDA for the Products in the Territory as the license holder, with cooperation from Rezolute. Handok shall carry out development activities required to register and commercialize the Products in the Territory, as determined by the JDC. Handok shall promptly notify Rezolute of all approvals granted with respect to the Products. All NDAs and other regulatory filings made or filed by Handok with respect to any Product shall be in the name of, and the owned solely by, Handok.

3.3               Handok shall advertise and promote the Products in the Territory in accordance with the terms of this Agreement. Handok shall have the sole discretion to manage its own commercial strategy to promote and sell the Product in the Territory.

3.4               Rezolute shall grant Handok full and exclusive rights to use the Patents in the Territory and shall provide all information and material reasonably deemed required for Handok under this Section 3.

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3.5               Rezolute shall provide all reasonable support and marketing expertise specific to the Products necessary or useful for Handok in order to assist Handok in distributing, marketing, promoting and selling the Products in the Territory. Such assistance shall include, but not limited to, access to all Rezolute's available promotional materials and other published and unpublished background medical and marketing materials for the Products. Any marketing material developed independently by Handok and not based on the information or material provided by Rezolute shall be subject to review by Rezolute prior to its use.

4. Joint Development Committee

4.1               The Parties shall form a Joint Development Committee ("JDC") to manage the development and registration in the Territory in accordance with Section 3. The JDC shall be composed of an equal number of representatives of each Party and shall be responsible for planning, overseeing and directing the development and commercialization of, and regulatory filings relating to, the Products in the Territory.

4.2               The frequency of the JDC meetings shall be discussed in writing by the Parties following execution of the Agreement. The Joint Development Committee may convene or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate by the Parties.

5. Ownership

5.1               Except as otherwise provided in this Agreement, the entire right, title and interest in and to all Rezolute Licensed Technology shall be owned solely by Rezolute, and, except as otherwise set forth in this Agreement, all decisions regarding the protection of Rezolute Licensed Technology shall remain with Rezolute.

6. Consideration/Payment Terms

6.1               Milestone. In consideration of the rights and licenses granted under this Agreement, Handok shall pay Rezolute USD 500,000 upon the approval of NDA for each Product in the Territory. Upon written agreement between the Parties that such condition is met, Rezolute shall issue an invoice for each milestone to Handok within sixty (60) days from the agreement.

6.2               Transfer Price. The Transfer Price of a Product for commercialization in the Territory shall be seventy per cent (70%) of the Net Selling Price of the Product. Rezolute shall invoice Handok upon each delivery of Products. Payment of Transfer Price shall be made in Korean Won (KRW).

6.3                Payment Terms. For all payments under Sections 6.1 and 6.2, Handok shall make payments to Rezolute by wire transfer to the bank account designated by Rezolute within ninety (90) days from the date of the corresponding invoice.

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6.4               Late Payments. Any amount payable hereunder by Handok, which is not paid when due in accordance this Section 6, shall bear a pro rata interest rate often percent (10%) per annum subject to any necessary approvals that may be required.

6.5               Taxes

(a)                 Withholding Taxes. All payments made by Handok to Rezolute under this Agreement shall be reduced by the amount that Rezolute is required to pay or withhold pursuant to any applicable law, including but not limited to, Korean tax law ("Withholding Taxes"). Any such Withholding Taxes if required by law to be paid or withheld shall be an expense of, and borne solely by, Rezolute. Handok shall submit reasonable proof of payment of the Withholding Taxes to Rezolute within a reasonable period of time after such Withholding Taxes are remitted to the proper authority. Each party agrees to assist the other party in claiming exemption from such Withholding Taxes under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(b)                 Other Taxes. Except as provided in this Section 6.5, all taxes or duties in connection with payments made by Handok shall be borne by Handok.

7. Intellectual Property

7.1             Rezolute represents, warrants and covenants to Handok that:

(a)	It has the full right, power and authority to grant the licenses granted to Handok under Section 2 hereof;

(b)	It shall use commercially reasonable efforts to maintain the Patents and Trademark in the Territory at its own cost and expense throughout the term of this Agreement;

(c)	As of the date of this Agreement, the Patents are existing, are valid and enforceable, in whole or in part;

(d)	It is the sole and exclusive owner of the Patents and Trademark other than any data and information obtained from Rezolute' s licensee(s) outside the Territory, but has the right to supply such data and information to Handok, and Rezolute will not grant any right on the intellectual property to any third party that would conflict with the rights granted to Handok in the Territory;

(e)	As of the Effective Date, there are no claims, judgments or settlements against or owed by Rezolute or, to its knowledge, pending or threatened claims or litigation relating to the intellectual property;

(f)	It will use commercially reasonable efforts not to diminish the rights under the intellectual property throughout the Term of this Agreement; and

(g)	As of the Effective Date it is not aware of any patent, patent application or other intellectual property right of any third party that could materially adversely affect the ability of either Party to carry out its respective obligations hereunder or the ability of Handok to exercise or exploit any of the rights or licenses granted to it under this Agreement.

7.2           Cooperation. If either party becomes aware of a suspected infringement of any Patent, such party will notify the other party promptly, and following such notification, the parties agree to discuss the scope of such infringement. Rezolute will have the sole right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control. Handok will have no obligation to assist Rezolute with the enforcement or defense of the Patents.

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7.3               Trademarks. As used herein, "Trademarks" means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof. Handok shall use the Trademark as set forth in Appendix 2, owned by Rezolute for the Products to be distributed in the Territory. Handok may use the trademark free of charge during the Term of this Agreement. Handok agrees that it will affix the necessary notice of trademark protection on the Products, as agreed by the Parties.

8. Supply of the Products

8.1               Rezolute shall supply to Handok all of its requirements of the Products to carry out its obligations under this Agreement. Handok agrees to purchase from Rezolute its entire requirements of the Products and not to purchase the Products from any person or entity other than Rezolute.

8.2               Rezolute and Handok shall further discuss and agree on other terms regarding supply of each Product.

9. Representations, Warranties and Covenants

9.1               Ability to Perform. Rezolute and Handok each represent and warrant that:

(a)                 they are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                this Agreement has been duly executed and delivered, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; and

(c)                the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such party.

9.2               Compliance

(a)                Rezolute and Handok each covenants and agrees that it shall perform all activities under this Agreement in accordance with all applicable laws and regulations, including, without limitation, with respect to recalls, safety and reporting requirements.

(b)               Neither party shall be required to take any action or perform any obligation under this Agreement to the extent that such action or obligation is in direct conflict with any applicable law, rule or regulation, provided, however, that both Handok and Rezolute are in agreement regarding (i) the requirements of such law, rule or regulation, and (ii) the effect that such law, rule or regulation has on such action or obligation required under this Agreement.

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10. Liability and Indemnity

10.1      Handok Indemnity. Handok shall indemnify, hold harmless and defend Rezolute, and its subsidiaries, licensors, directors, officers, employees and agents (together the "Rezolute lndemnitees"), from and against any and all losses, damages, expenses, cost of defense (including, without limitation, reasonable attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts a Rezolute Indemnitee becomes legally obligated to pay because of any claim against it (i) arising out of any breach by Handok of the terms and conditions of this Agreement, or (ii) for any product liability, liability for death, illness, personal injury or improper business practice, or any other statutory liability or any other liability under any law or regulation, to the extent that such claim or claims are due to reasons caused by or on behalf of Handok related to Products. The indemnification obligations of Handok stated in this Section 10.1 shall apply only in the event that Rezolute provides Handok with prompt written notice of such claims, grants Handok the right to control the defense or negotiation of settlement (using counsel reasonably approved by Rezolute), and makes available all reasonable assistance in defending the claims. Handok shall not agree to any final settlement or compromise with respect to any such claim that adversely affects Rezolute without obtaining Rezolute's consent.

10.2            Rezolute Indemnity. Rezolute shall indemnify, hold harmless and defend Handok, and its subsidiaries, licensors, directors, officers, employees and agents (together the "Handok Indemnitees"), from and against any and all losses, damages, expenses, cost of defense (including, without limitation, reasonable attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts a Handok Indemnitee becomes legally obligated to pay because of any claim against it (i) arising out of any breach by Rezolute of the terms and conditions of this Agreement, or (ii) for any product liability, liability for death, illness, personal injury or improper business practice, or any other statutory liability or any other liability under any law or regulation, to the extent that such claim or claims are due to reasons caused by or on behalf of Rezolute related to API or Product (including, without limitation, its manufacture, use or sale of API or Product). The indemnification obligations of Rezolute stated in this Section 10.2 shall apply only in the event that Handok provides Rezolute with prompt written notice of such claims, grants Rezolute the right to control the defense or negotiation of settlement (using counsel reasonably approved by Handok), and makes available all reasonable assistance in defending the claims. Rezolute shall not agree to any final settlement or compromise with respect to any such claim that adversely affects Handok without obtaining Handok's consent.

10.3            Product Liability. Rezolute shall be solely responsible in respect of any product liability or any other statutory liability under any regulation, in respect of API or the Product.

11. Term and Termination

11.1          Term. This Agreement shall enter into force upon the Effective Date and, unless terminated earlier as provided herein, shall continue on a Product-by-Product basis until twenty (20) years after the First Commercial Sale of each Product (the "Initial Term"). Thereafter, the term of this Agreement shall be renewed automatically by every two (2) years, unless either Party provides a written notice to the other Party six (6) months prior to the expiration date of its intention to terminate the Agreement.

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11.2            Termination for Breach. A party ("non-breaching party") shall have the right to terminate this Agreement in the event the other party ("breaching party") is in material breach of any of its material obligations under this Agreement. The non-breaching party shall provide written notice to the breaching party. The breaching party shall have a period of thirty (30) days after such written notice is provided to cure such breach. If such breach is not cured within the thirty day period, this Agreement shall effectively terminate. The non-breaching party will not be liable for any payment to the breaching party in respect of any direct or consequential losses suffered by the breaching party as a result of such termination.

11.3            Termination by Handok. Notwithstanding any other provision of this Agreement, Handok shall have the right to terminate this Agreement in its entirety or with respect to any particular Product, at any time upon six (6) months' notice to Rezolute.

11.4            Insolvency. In the event that a Party becomes insolvent, makes an assignment to the benefit of creditors, or has a petition in bankruptcy filed for or against it, the other Party shall have the right to treat such event as a material breach.

11.5             Effect of Expiration or Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. Upon expiration of this Agreement pursuant to Section 11.1 or termination of this Agreement by either Parties under Sections 11.2, 11.3 or 11.4:

(a)                Notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Handok shall terminate and Handok shall cease any and all development and commercialization activities with respect to the Products in the Territory; and

(b)                 All payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination.

(c)                 The termination or expiration of this Agreement shall not, however, affect the accrued rights and obligations of the parties as at the date of such termination or expiration, or interfere with either party's right to collect for damages due to the breach by the other party of this Agreement or any other remedies available to such party hereunder.

11.6            Waiver. The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision hereof or thereof.

11.7           Survival. The provisions of this Agreement that are intended by their nature tosurvive the expiration or termination of this Agreement shall be observed by the Parties hereto notwithstanding such expiration or termination on a Product-by-Product basis, including without limitation Sections 6, 7, 9, 10, 11.5, 11.6, 12 and 13. Except as otherwise provided in this Section 11.7, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

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12. Confidentiality and Publications

12.1            Confidential Information. All information of proprietary nature, including technology and know-how ("Confidential Information"), disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") hereunder shall (a) be used solely and exclusively by the Receiving Party in a manner consistent with the licenses and rights granted hereunder; (b) be maintained in confidence by the Receiving Party; and (c) not be disclosed to any third party or used for any purpose except to exercise its rights and perform its obligations under this Agreement. The foregoing confidentiality obligations shall not apply if the Receiving Party can demonstrate by competent written evidence that such information: (i) is known by the Receiving Party at the time of its receipt and, not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party's business records; (ii) is in the public domain other than as a result of any breach of this Agreement by the Receiving Party; (iii) is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party who may lawfully do so; or (iv) is independently discovered or developed by the Receiving Party without the use of Confidential Information provided by the Disclosing Party, as documented by the Receiving Party's business records. Within thirty (30) days after any expiration or termination of this Agreement, Receiving Party shall destroy (and certify to the Disclosing Party such destruction) or return all Confidential Information provided by the Disclosing Party except as otherwise set forth in this Agreement. One

(1) copy of the Confidential Information may be retained in the Receiving Party's files solely for archival purposes as a means of determining any continuing or surviving obligations under this Agreement. The confidential obligations under this Agreement shall survive this Agreement for a period of five (5) years.

12.2            Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties.

12.3            Press Release. Each party may disclose to third parties or make public statements, by press release or otherwise, regarding the existence of this Agreement, the identity of the parties, the terms, conditions and subject matter of this Agreement, or otherwise in reference to this Agreement, provided the other Party gives written consent and such disclosures or statements are accurate and complete with respect to the subject matter thereof and the information disclosed therein.

12.4            Use of Name. Except as provided for under this Agreement, neither party shall use the other party's name, logo or trademarks for any purpose including without limitation publicity or advertising, except with the prior written consent of the other party.

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13. Miscellaneous

13.1        Agency. Neither party is, nor will be deemed to be, an employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.2        Entire Understanding. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the parties relating to the subject matter hereof.

13.3        Severability. The parties hereby expressly state that it is not their intention to violate any applicable rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to any particular country by a court of competent jurisdiction, then, to the extent possible, such void or unenforceable provision shall be replaced by a valid and enforceable provision which will achieve as far as possible the economic business intentions of the Parties. The provisions held to be void or unenforceable shall remain, however, in full force and effect with regard to all other countries. All other provisions of this Agreement shall remain in full force and effect.

13.4        Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly notifies of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes reasonable efforts to remove the condition. If a Force Majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties' obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

13.5        Notices

(a)                   Any notice or other communication to be given under this Agreement, unless otherwise specified, shall be in writing and shall be deemed to have been provided when delivered to the addressee at the address listed below (i) on the date of delivery if delivered in person or (ii) three days after mailing by registered or certified mail, postage paid:

In the case of Rezolute:

Rezolute Inc.

20 I Redwood Shores Parkway, Suite 315
Redwood City, California 94065

USA

Attention: Nevan Elam

In the case of Handok:
Handok Inc.

132 Teheran-ro, Gangnam-gu,
Seoul 06235

Korea

Attention: Sohyun Kwon

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(b)                   Either party may change its address for communications by a notice in writing to the other party in accordance with this Section 13.5.

13.6         Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of Republic of Korea, without regard to its choice of law principles.

13.7         Dispute Resolution. Any and all disputes arising out of or in connection with the present Agreement shall be exclusively submitted to the Seoul Central District Court.

13.8         Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder to any Third Party without the other Party's prior written consent. Any assignee permitted hereunder shall, in writing to the other Party, expressly assume performance of all of the assigning Party's rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.8 shall be null, void and of no legal effect.

13.9         Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

13.10       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the Effective Date.

Rezolute Inc.	Handok Inc.

By: /s/ Nevan Elam	By: /s/ YoungJin Kim
Name: Nevan Elam	Name: YoungJin Kim
Title: CEO	Title: Chairman & CEO
Date: September 15, 2020	Date: September 15, 2020

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